EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT
                              --------------------
                              AMENDED AND RESTATED

     THIS AGREEMENT entered into this 11 th day of May, 1998 ("Effective Date") by and between Heritage Savings Bank, F.S.B. (the "Bank") and Peggy J. Stewart (the "Employee").

     WHEREAS, the Employee has heretofore been employed by the Bank as President and is experienced in all phases of the business of the Bank; and

     WHEREAS, the parties have previously enter into an Employment Agreement dated December 11, 1995, as subsequently amended and renewed; and

     WHEREAS, the parties desire by this writing to set forth the continuing employment relationship of the Bank and the Employee.

     NOW, THEREFORE, it is AGREED as follows:

     1. Employment. The Employee is employed in the capacity as the President of the Bank. The Employee shall render such administrative and management services to the Bank and WHG Bancshares Corporation, its parent savings and loan holding company ("Parent") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall promote the business of the Bank and Parent. The Employee's other duties shall be such as the Board of Directors for the Bank (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Bank.

     2. Base Compensation. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $120,000 per annum, payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and Employee shall be entitled to receive annually an increase at such percentage or in such an amount as the Board of Directors in its sole discretion may decide at such time.

     3. Discretionary Bonus. The Employee shall be entitled to participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management employees from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors.

     4. (a) Participation in Retirement and Medical Plans. The Employee shall be
entitled  to   participate  in  any  plan  of  the  Bank  relating  to  pension, profit-sharing, or other retirement benefits


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and  medical  coverage  or  reimbursement  plans that the Bank may adopt for the benefit of its employees.

     (b) Employee Benefits; Expenses. The Employee shall be eligible to participate in any fringe benefits which may be or may become applicable to the Bank's senior management employees, including by example, participation in any stock option or incentive plans adopted by the Board of Directors of Bank or Parent, club memberships, a reasonable expense account, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Bank shall reimburse Employee for all reasonable out-of-pocket expenses which Employee shall incur in connection with her service for the Bank.

     5. Term. The term of employment of Employee under this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter ("Term"). Additionally, on each annual anniversary date from the Effective Date, the term of employment under this Agreement shall be extended for an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the term of such Agreement shall be extended.

     6. Loyalty; Noncompetition.

     (a) The Employee shall devote her full time and attention to the performance of her employment under this Agreement. During the term of Employee's employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank or Parent.

     (b) Nothing contained in this Section 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of the Bank or Parent, or, solely as a passive or minority investor, in any business.

     7. Standards. The Employee shall perform her duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

     8. Vacation and Sick Leave. At such reasonable times as the Board of Directors shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent herself voluntarily from the performance of her employment under this Agreement, with all such voluntary absences to count as vacation time; provided that:

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     (a) The Employee  shall be entitled to annual  vacation leave in accordance with the policies as are periodically established by the Board of Directors for senior management employees of the Bank.

     (b) The Employee shall not be entitled to receive any additional compensation from the Bank on account of her failure to take vacation leave and Employee shall not be entitled to accumulate unused vacation from one fiscal year to the next, except in either case to the extent authorized by the Board of Directors for senior management employees of the Bank.

     (c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent herself voluntarily from the performance of her employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board of Directors in its discretion may determine.

     (d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board of Directors for senior management employees of the Bank. In the event that any sick leave benefit shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors for employees of the Bank.

         9.       Termination and Termination Pay.

     The Employee's employment under this Agreement shall be terminated upon any of the following occurrences:

     (a) The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which Employee's death shall have occurred.

     (b) The Board of Directors may terminate the Employee's employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Employee's right to compensation or other benefits under the Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for "Just Cause" shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

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     (c)  Except  as  provided  pursuant  to  Section  12  herein,  in the event
Employee's employment under this Agreement is terminated by the Board of Directors without Just Cause, the Bank shall be obligated to continue to pay the Employee the salary provided pursuant to Section 2 herein, up to the date of termination of the term (including any renewal term) of this Agreement and the cost of Employee obtaining all health, life, disability, and other benefits which the Employee would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Employee at the date of termination of employment, but in neither case for a period of less than one year from the date of termination of employment.

     (d) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

     (e) If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (f) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision ("Director of OTS"), or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in
Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (g) The voluntary termination by the Employee during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 12(b), in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

     (h) Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC ss.1828(k) and any regulations promulgated thereunder.

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     10.  Suspension  of  Employment.   If  the  Employee  is  suspended  and/or
temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

     11. Disability. If the Employee shall become disabled or incapacitated to the extent that she is unable to perform her duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Employee shall be eligible for such benefits as provided during such period under the provisions of disability insurance coverage in effect for Bank employees. Upon returning to active full-time employment, the Employee's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Employee returns to active employment on other than a full-time basis, then her compensation (as set forth in Section 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

     12. Change in Control.

     (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee's employment during the term of this Agreement following any Change in Control of the Bank or Parent, absent Just Cause, Employee shall be paid an amount equal to the product of three (3) times the Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder less one dollar. Said sum shall be paid, at the option of Employee, either (i) in periodic payments over the next 36 months or the remaining term of this Agreement, whichever is less, as if Employee's employment had not been terminated, or (ii) in one (1) lump sum within thirty (30) days of such termination, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitled to receive under Section 9 of this Agreement. Further, Employee shall be eligible to continue participation for the Employee and Employee's dependents under the medical and dental insurance program of the Bank, and any successors thereto, from the date of such termination of employment through the period ending as of the first day of the month following Employee's attainment of age 65. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by the Bank or the Parent shall be deemed an "excess parachute

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payment"  in  accordance  with  Section  280G of the Code and be  subject to the excise tax provided at Section 4999(a) of the Code. The term "Change in Control" shall mean: (i) the sale of all, or a material portion, of the assets of the Bank or Parent; (ii) the merger or recapitalization of the Parent whereby the Parent is not the surviving entity; (iii) a change in control of the Bank or Parent, as otherwise defined or determined by the Office of Thrift Supervision or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Parent by any person, trust, entity or group. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering of Parent stock, or the purchase of shares of up to 25% of any class of securities of the Parent by a tax-qualified employee stock benefit plan which is exempt from the approval requirements, set forth under 12 C.F.R. ss.574.3(c)(1)(vi) as now in effect or as may hereafter be amended. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

     (b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate her employment during the term of this Agreement following a Change in Control of the Bank or Parent, and Employee shall thereupon be entitled to receive the payment described in Section 12(a) of this Agreement, upon the occurrence, or within one year thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move her personal residence or perform her principal executive functions more than thirty-five
(35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank or Parent, Employee would be required to report to a person or persons other than the Board of the Bank or Parent; (iii) if the Bank or Parent should fail to maintain Employee's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with her position as referenced at Section 1, herein; (v) if Employee would not be elected or reelected to the Board of Directors of the Bank or Parent; or (vi) if Employee's responsibilities or authority have in any way been materially diminished or reduced.

     13. Successors and Assigns.

     (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Parent

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which shall acquire, directly or indirectly, by merger, consolidation,  purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

     (b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating her rights or duties hereunder without first obtaining the written consent of the Bank.

     14. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

     15. Applicable Law. This agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Maryland, except to the extent that Federal law shall be deemed to apply. Notwithstanding anything herein to the contrary, all provisions of the Agreement shall be subject to and conditioned upon compliance with 12 CFR 563.39(b).

     16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue. The Bank shall incur the cost of all fees and expenses associated with filing a request for arbitration with the AAA, whether such filing is made on behalf of the Bank or the Employee, and the costs and administrative fees associated with employing the arbitrator and related administrative expenses assessed by the AAA. The Bank shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator. Further, the settlement of the dispute to be approved by the Board of the Bank or the Parent may include a provision for the reimbursement by the Bank or Parent to the Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Employee furnishing to the Bank or Parent evidence, which may be in the

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form,  among  other  things,  of a canceled  check or  receipt,  of any costs or expenses incurred by Employee.

     18. Indemnification; Insurance

     (a) Indemnification. The Bank agrees to indemnify the Employee and his heirs, executors, and administrators to the fullest extent permitted under applicable law and regulations, including, without limitation 12 U.S.C. Section 1828(k), against any and all expenses and liabilities reasonably incurred by the Employee in connection with or arising out of any action, suit or proceeding in which the Employee may be involved by reason of his having been a director or officer of the Bank or any of its subsidiaries, whether or not the Employee is a director or officer at the time of incurring any such expenses or liabilities. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorney's fees and the cost of reasonable settlements. The Employee shall be entitled to indemnification in respect of a settlement only if the Board of Directors of the Bank has approved such settlement. Notwithstanding anything herein to the contrary, (i) indemnification for expenses shall not extend to matters for which the Employee has been terminated for, and (ii) the obligations of this Section 18 shall survive the of this. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.

     (b) Insurance. During the of the Agreement, the Bank shall provide the Employee (and his heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the Bank's expense, at least equivalent to such coverage otherwise provided to the other directors and senior officers of the Bank.

     19. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

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